EXHIBIT 23.1
CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 23, 2006, relating to the consolidated financial statements of The Thomson Corporation, which appears in The Thomson Corporation’s Annual Report on Form 40-F for the year ended December 31, 2005.
/s/ PricewaterhouseCoopers LLP
Chartered Accountants
Toronto, Canada
July 12, 2006